Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-191014 on Form S-3 of our reports dated March 7, 2014, relating to the consolidated financial statements America First MultiFamily Investors, L.P. and subsidiaries (the “Company”) (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph regarding management’s estimates for investments without readily determinable fair values), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska

March 7, 2014